CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #654/656 to the Registration Statement on Form N-1A of Advisors Series Trust, and to the use of our report dated March 2, 2015 on the financial statements and financial highlights of the Capital Advisors Growth Fund and C Tactical Dynamic Fund (the “Funds”), each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 27, 2015